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                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statements of the Kroger Co. on Forms S-8 (File Nos. 33-2056, 2-98858, 33-20734, 33-25698, 33-38121, 33-38122, 33-53747, 33-55501, 333-11859,
333-11909, 333-27211, 333-78935, 333-89977 and 333-45904), on Form S-4
(File No. 333-66961), and Form S-3 (File No. 333-95955) of our report (which includes an explanatory paragraph relating to the restatement of the consolidated financial statements as of and for each of the two years in the period ended January 29, 2000 and the Company's change in its application of the LIFO method of accounting for store inventories as of December 28, 1997) dated April 30, 2001 relating to the consolidated financial statements, which appears in this Form 10-K.



/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Cincinnati, Ohio
April 30, 2001